Exhibit 99.3

Contact:
Pete De Spain Vice President, Investor Relations & Corporate Communications (858) 792-3729 pdespain@meipharma.com

MEI Pharma Announces Positive Results from Phase II Study of Pracinostat in

Acute Myeloid Leukemia, Plans to Initiate Phase III Registration Study

San Diego – December 7, 2015 – MEI Pharma, Inc. (Nasdaq: MEIP), an oncology company focused on the clinical development of novel therapies for cancer, today announced positive results from a Phase II study of its investigational drug candidate Pracinostat in combination with azacitidine (marketed as Vidaza®) in elderly patients with newly diagnosed acute myeloid leukemia (AML). The results were presented earlier today at the American Society of Hematology (ASH) Annual Meeting in Orlando. A copy of the presentation is now available at www.meipharma.com.

According to the oral presentation by principal investigator Dr. Guillermo Garcia-Manero, MD Anderson Cancer Center, 28 of the 50 patients in the study (56%) achieved the primary endpoint of complete response (CR) plus complete response with incomplete blood count recovery (CRi) plus morphologic leukemia-free state (MLFS), including 21 patients (42%) who achieved a CR. Notably, 19 of the 21 patients who achieved a CR are still alive with a 100% one-year survival rate among all CR patients, indicating a correlation between CR and survival with this low intensity therapy.

Median overall survival for all 50 patients in the study has not been reached, with 28 patients still living and a median observation time of 14.3 months. These data compare favorably to a recent international Phase III study of azacitidine (AZA-001)1, which showed a median overall survival of 10.4 months with azacitidine alone and a CR rate of 19.5% in a similar patient population. Median survival among patients with high-risk cytogenetics in this study (n=21) was 13.3 months, more than double the median survival of the high-risk population in the AZA-001 study (6.4 months).

“These are impressive results by virtually any measure for a group of patients in dire need of effective new treatment options,” said Dr. Garcia-Manero. “Not only did we observe a high rate of responses, but many occurred rapidly and continued to improve with ongoing therapy. Most importantly, we are seeing an encouraging trend in overall survival, particularly among patients who achieved a complete response. These data clearly support further development of Pracinostat in combination with azacitidine for the treatment of elderly patients with AML.”

The open-label study enrolled a total of 50 patients at 15 centers across the U.S. Median age in the study was 76 years. Patients received 60 mg of Pracinostat orally three times a week for three weeks followed by one week of rest and 75 mg/m2 of azacitidine via subcutaneous

[1]	Dombret H et al. International phase 3 study of azacitidine vs conventional care regimens in older patients with newly diagnosed AML with >30% blasts. Blood. 2015 May 18.

injection or intravenous infusion for the first seven days of each 28-day cycle. The combination of Pracinostat and azacitidine was generally well tolerated in the study, with no unexpected toxicities. The most common grade 3/4 treatment-emergent adverse events reported in >10% of all patients included febrile neutropenia, thrombocytopenia, anemia and fatigue.

“We are very excited about our growing body of AML data, which continues to exceed expectations and guide us forward with the development of this program,” said Daniel P. Gold, Ph.D., President and Chief Executive Officer of MEI Pharma. “Over the past several months we have learned that our randomized study of Pracinostat and azacitidine in myelodysplastic syndrome (MDS) was hindered by a high rate of discontinuations due to adverse events, but appeared to show a benefit for patients who were able to tolerate treatment for at least four cycles compared to azacitidine alone. The results from our AML study demonstrate that many patients are achieving responses within the first two cycles, with fewer discontinuations overall due to adverse events compared to our MDS study, suggesting a prudent development path forward for the combination.

“Based on these findings,” continued Dr. Gold, “we will now begin to prepare for a Phase III registration study of Pracinostat and azacitidine in elderly patients with newly diagnosed AML, which we plan to initiate in the second half of 2016. We look forward to sharing more information regarding the design of this study in the months ahead.”

About Pracinostat

Pracinostat is a potent oral inhibitor of a group of enzymes called histone deacetylases, or HDACs. HDACs belong to a larger set of proteins collectively known as epigenetic regulators that can alter gene expression by chemically modifying DNA or its associated chromosomal proteins. Abnormal activity of these regulators is believed to play an important role in cancer and other diseases. Pracinostat has been tested in multiple Phase I and Phase II clinical studies in advanced hematologic diseases and solid tumor indications. The results of these studies suggest that Pracinostat has potential best-in-class pharmacokinetic properties when compared to other oral HDAC inhibitors, with side effects often associated with drugs of this class, including fatigue and myelofibrosis. Pracinostat has not been approved for commercial distribution in the U.S.

MEI Pharma owns exclusive worldwide rights to Pracinostat.

About AML

Acute myeloid leukemia (also known as acute myelogenous leukemia) is the most common acute leukemia affecting adults, and its incidence is expected to continue to increase as the population ages. The American Cancer Society estimates about 20,830 new cases of AML per year in the U.S., with an average age of about 67 years. Treatment options for AML remain virtually unchanged over the past 30 years. Front line treatment consists primarily of chemotherapy, while the National Comprehensive Cancer Network (NCCN) Clinical Practice Guidelines in Oncology recommend azacitidine or decitabine (marketed as Dacogen®) as low intensity treatment options for AML patients over the age of 60 who are unsuitable for induction chemotherapy.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a San Diego-based oncology company focused on the clinical development of novel therapies for cancer. The Company’s portfolio of drug candidates includes Pracinostat, a potential best-in-class, oral HDAC inhibitor that is expected to enter a Phase III registration study in combination with azacitidine for the treatment of elderly patients with newly diagnosed AML in the second half of 2016. The Company is also developing ME-344, a novel mitochondrial inhibitor that has shown evidence of clinical activity in refractory solid tumors, and ME-401 (formerly PWT143), a highly selective, oral PI3K delta inhibitor that is expected to enter a Phase Ib study for the treatment of B-cell malignancies in the first half of 2016. For more information, please visit www.meipharma.com.

Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical trials and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.